                                                                 Exhibit 10.32

                          TIMOLOL DEVELOPMENT AGREEMENT

         This Timolol Development Agreement (this "Agreement") is entered into as of July 18, 1996 (the "Effective Date") by and between InSite Vision Incorporated ("InSite"), a Delaware corporation, with its principal place of business at 965 Atlantic Avenue, Alameda, California, and Bausch & Lomb Pharmaceuticals, Inc. ("B&L"), a Delaware corporation, having offices at 8500 Hidden River Parkway, Tampa, Florida 33637.

         WHEREAS, B&L and InSite desire to develop, produce and commercialize a DuraSite formulation of Timolol (as such terms are defined below);

         NOW THEREFORE, the parties agree as follows:

         A. Definitions.

            1. "Affiliate" shall mean all corporations or business entities which directly or indirectly are controlled by, control or are under common control with B&L or InSite, as the case may be.

            2. "Allowable Development Costs" shall mean the following (as determined in accordance with generally accepted accounting principles): (i) all verifiable out-of-pocket costs directly incurred by InSite or B&L in connection with the Collaborative Project and budgeted prior to being incurred by the Joint Development Committee or, if not budgeted, agreed to by the Joint Development Committee or the party that did not incur the cost (which agreement shall not be unreasonably withheld); (ii) fixed and variable overhead costs, including costs incurred for personnel, facilities, supplies and materials ("Labor Costs"), which shall be reimbursed at the hourly rates set forth on Schedule A.2 hereto;
(iii) Manufacturing Costs, as hereinafter defined; and (iv) Regulatory Costs, as hereinafter defined. Allowable Development Costs shall not include expenses relating to corporate management and administration, sales, marketing, and business development.

            3. "Clinical Candidate" shall mean the prototypes developed by InSite for the Timolol Product following acceptance of the Preclinical Models for such product in accordance with Section B.6 below.

            4. "Collaborative Project" means the joint research and development collaboration of the parties described in Section B below and in the annual workplans prepared by the Joint Development Committee.

            5. "Commercially Launched" shall mean the initiation of sales of a Timolol Product in a given country.

            6. The "Effective Date" shall mean the date this Agreement is executed by the parties as set forth above.

            7. "FDA" shall mean the United States Food and Drug Administration or such other agency or instrumentality of the United States to which the responsibilities and authority of the FDA are given or delegated from time to time.

            8. "IND" shall mean an Investigational New Drug Application filed with the FDA, or an equivalent application filed with any foreign regulatory authority.

            9. "Joint Development Committee" means the committee comprised of three (3) InSite representatives and three (3) B&L representatives appointed by such respective party to design, direct, monitor and coordinate the research and development activities with respect to the Timolol Product under the Collaborative Project, and carry out such other duties as the parties shall agree in writing from time to time.

            10. "Know-How" shall mean all technology, formula, trade secrets, practices, processes, chemicals, inventions, methods, data, skill, experience, technology, test data, including but not limited to clinical and non-clinical data, biological data, chemical data, pharmacological data, toxicological data, assay data, control and manufacturing data, special ability and information, including but not limited to improvements thereof, in each case relating to the Timolol Product (and no other products or research and development).

            11. "Major Markets" shall mean France, Germany, Italy, Spain, United Kingdom, China India, Japan, South Korea, Taiwan, Canada and Mexico.

            12. "Market Research" shall mean market research to determine, among other things, market size, Timolol Product requirements and other appropriate market data.

            13. "Manufacturing Costs" shall mean B&L's standard cost of manufacturing the Timolol Product, which shall include direct labor, direct and variable materials (including scrap), freight, variable overhead and an allocation of fixed overhead, yield losses which do not exceed a mutually agreed to percentage of the quantity of Timolol Product manufactured by B&L; all determined in accordance with generally accepted accounting principles applied consistently and in accordance with existing and demonstrable B&L practices; but provided that, in determining such allocation, B&L shall use the lowest and most favorable method of allocation used by B&L for any product manufactured by B&L at its facility in Tampa, Florida (in volumes similar to the quantity of Timolol Product manufactured by B&L for InSite) exclusively for sale to, and distribution by, an unrelated third party.

            14. "NDA" shall mean a New Drug Application with the FDA or equivalent foreign regulatory filing, as applicable.

                                       2.

            15. "Net Sales" shall mean the amount invoiced by B&L, its Affiliates and sublicensees to independent third parties for the sale of the Timolol Product, less cash discounts and/or quantity discounts allowed; chargebacks, Medicaid rebates and rebates made or taken in amounts customary in the industry; credit for customer returns and allowances; charges for freight handling and transportation as well as freight insurance which are separately billed to B&L, and sales and use taxes and other similar taxes incurred by B&L all as determined in accordance with B&L's standard accounting practices. Net Sales shall not include product samples or clinical trial supplies.

            16. "Patents" shall mean all of InSite's right, title and interest in and to any worldwide patents or patent applications, any claim of which would cover DuraSite(R) or its manufacture or use which are owned by or licensed to InSite as of the Effective Date, as set forth on Exhibit A hereto, and any continuations, continuations in part, divisions, re-examinations, re-issues or extensions of any of the above described patents or patent applications.

            17. A "Preclinical Model" shall mean the initial prototype developed by InSite for the Timolol Product to determine the feasibility of the Product Specifications as more particularly described in Section B.4.

            18. "Pricing Approval" shall mean the determination of an allowable resale price for the Timolol Product by the applicable governmental authority in any country or situation in which commercial sales of such product are not permitted until such Pricing Approval has been obtained.

            19. "Product Specifications" shall mean the specifications developed by the Joint Development Committee and agreed to by B&L and InSite for the Timolol Product (which agreement shall not be unreasonably withheld) including, but not limited to, a Target Performance and Characteristics Profile specifying
(i) the designated active ingredient, (ii) release characteristics, (iii) duration of action, (iv) an expiration date for each batch, and (v) such other or replacement specifications as the parties shall mutually agree from time to time.

            20. "Proprietary Information" shall mean all Know-How and all technical and financial information (including forecasts) disclosed by one party hereunder to the other. Such Proprietary Information shall be deemed the confidential property of the disclosing party.

            21. "Regulatory Approval" shall mean the receipt of all governmental or regulatory approvals required, if any, for the sale of the Timolol Product in a given country or jurisdiction in the Territory.

            22. "Regulatory Costs" shall mean (i) reasonable out-of-pocket costs incurred in connection with obtaining Regulatory Approval of the Timolol Product, or as a result of inspections by regulatory agencies or compliance with applicable regulations prior to obtaining approvals (collectively, "Regulatory Compliance Costs"), and shall include the cost of any Phase

                                       3.

IV clinical studies required as a condition to approval or, in the reasonable judgment of the Joint Development Committee necessary in order to commercially exploit the Timolol Product, and (ii) an allocation of direct regulatory labor costs (based on actual hours spent in connection with obtaining Regulatory Approvals), all using a labor rate as set forth on Schedule A.2 attached hereto.

            23. "Royalty Period" shall be determined on a country-by-country basis and shall mean that period beginning on the date of first commercial sale of the Timolol Product by B&L in any country and ending upon the later of the expiration of all Patents in such country or * * * from the first commercial sale of the Timolol Product in such country. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            24. "Secondary Royalty Period" shall be determined on a country-by country basis and shall mean that period beginning on the date the Royalty Period for such country expires and ending upon the expiration of this Agreement, including any extension thereof.

            25. "Territory" shall mean anywhere in the world.

            26. "Timolol" shall mean an ophthalmic formulation containing timolol maleate as the active ingredient, along with such other active ingredients, if any, as shall be developed by the parties during the term of the Collaborative Project.

            27. "Timolol Product" shall mean an ophthalmic formulation containing Timolol in the DuraSite polymer suspension vehicle.

         B. Product Development.

            1. Joint Development Committee.

               a. Appointment; Duties. InSite and B&L shall each promptly appoint its representatives to the Joint Development Committee. Each of InSite and B&L shall delegate the powers and authority to the Joint Development Committee that each party deems desirable to allow the Joint Development Committee to effectively coordinate and communicate the research and the preclinical, clinical development efforts through Phase IV clinical trials and the precommercialization pursuit of Regulatory Approvals under the Collaborative Project; provided, that such Committee shall not have the power to enter into contracts or otherwise bind either of the parties. Without limitation, the Joint Development Committee shall be responsible for (i) establishing the Product Specifications; (ii) coordinating the research and development activities with respect to the Collaborative Project; (iii) preparing annual workplans for the implementation of the Collaborative Project; (iv) preparing annual budgets for the Collaborative Project in accordance with such workplans; (v) establishing, at least quarterly, a budget for the

                                       4.

Collaborative Project; (vi) monitoring performance under the Collaborative Project in relation to the annual workplans and expenditures in relation to the corresponding budgets; (vii) determining the appropriate course of action if so requested by either party pursuant to Section B.4 or 5; (viii) appointing the party or parties to conduct the clinical development and testing of the Timolol Product and the filing any IND therefor in the Territory; (ix) the determination of which party or parties shall perform any task required under the Collaborative Project not otherwise assigned hereunder; and (x) reviewing and approving all Reconciliation Payments and other payments made pursuant to Section C(1) below. Notwithstanding the fact that either B&L or InSite has been specifically directed hereby to perform any act or control any activity in connection with the Collaborative Project, the Joint Development Committee shall have the right to review and comment on all acts and activities. Each party may change any of its representatives at any time and from time to time by written notice to the other party prior to appointing a new representative to the Joint Development Committee. Any vacancy on the Joint Development Committee caused by death, resignation, disability or otherwise shall be filled within thirty (30) days following the occurrence of such vacancy.

               b. Meetings of the Joint Development Committee. The Joint Development Committee shall meet, during the term of this Agreement, at least every three (3) months beginning as soon as possible after the Effective Date of this Agreement, and thereafter upon request by either party, at sites which shall be designated by each party's committee members in alternating sequence. Meetings are expected to be held either at the offices of InSite or B&L or at some other mutually agreeable site. Each party shall pay its own costs in attending meetings of the Joint Development Committee. Executive officers from InSite or B&L may attend such meetings at their discretion.

               Once each year during the term of this Agreement, the Joint Development Committee will conduct an annual review of the progress of the Collaborative Project, will review and approve the projected, estimated development plans, workplans and budgets for the next four (4) quarters and objectives for the Collaborative Project for the following year, and will take such mutually agreeable actions as may be reasonable to facilitate the commercial success of the Collaborative Project.

               c. Procedure. A hosting party shall designate a member to act as Chairman of each Joint Development Committee meeting. Each such Chairman shall be responsible for developing an agenda for the meeting to be chaired by him or her and shall distribute such agenda no later than fourteen (14) days prior to the scheduled meeting. The Chairman shall promptly, after each meeting, prepare and distribute to the members minutes reflecting the discussions of the Joint Development Committee.

               d. Dispute Resolution. In the event that the Joint Development Committee is unable to resolve any disagreement, either party shall use its best efforts to resolve the dispute amicably based upon the efficient achievement of the objectives of the Collaborative Project, and shall, prior to proceeding with any dispute resolution mechanisms, conduct a

                                       5.

meeting of the President of B&L and the Chief Executive Officer of InSite to attempt in good faith to resolve such dispute.

         2. Joint Obligations.

            a. Prioritization of Efforts; All Work Performed Through Collaborative Project. InSite and B&L mutually agree that during the term of this Agreement, each (i) shall use its commercially reasonable efforts to carry out its responsibilities under the Collaborative Project; (ii) shall accord the Collaborative Project at least as high a priority as its other past and present research programs at similar stages with similar technical and commercial potential; and (iii) shall cooperate with each other in the Collaborative Project for the development of the Timolol Product. All work performed by either party to formulate, develop and test (preclinically and clinically), obtain Regulatory Approval and Pricing Approval, market and sell the Timolol Product shall be performed through and shall be deemed to have been performed through the Collaborative Project.

            b. Exchange of Technical Information During Research Period. During the term of this Agreement, InSite and B&L shall each (i) inform the Joint Development Committee, to the extent they have not already done so, of such information as is necessary or useful for the Joint Development Committee to carry out its obligations under this Agreement ("Technical Information"); to monitor the other party's progress; and to permit access at reasonable times and with reasonable frequency to the relevant scientific, manufacturing, preclinical, clinical, regulatory and other appropriate personnel of the other party to accomplish such information exchange. Each party shall, at least at each meeting of the Development Committee, (i) provide the other party with a progress report on its efforts and results on the Collaborative Project and (ii) inform the other party of any Technical Information obtained by them to the extent and at the time required by this Section C.1.b.

         3. Development of Timolol Product. InSite shall be responsible for, subject to the oversight and ultimate control of the Joint Development Committee, all activities regarding the preclinical development of the Timolol Product, including without limitation, all formulation work, preclinical testing and the manufacture of preclinical lots. B&L shall be responsible for, subject to the oversight and ultimate control of the Joint Development Committee, all activities regarding the application for Regulatory Approval and Pricing Approval, the manufacture of clinical lots and commercial quantities and commercialization of, the Timolol Product, including all process/validation activities (e.g., the manufacture and validation of stability batches) required in order to manufacture the Timolol Product pursuant to the approved NDA. The clinical development and testing of the Timolol Product, including without limitation, the preparation and submission of any IND in the Territory, shall be controlled by the party or parties designated by the Joint Development Committee. If the parties mutually agree, InSite and B&L shall, in mutual cooperation with one another, establish a development plan for the Timolol Product with respect to the development and regulatory approval of such product on a worldwide basis (the "Development Plan"). In the event that both parties are unable to agree on the Development Plan, B&L's President and InSite's Chief Executive Officer shall meet within


                                       6.

ten (10) days to jointly determine the appropriate action. The parties shall use their diligent efforts, through the Joint Development Committee, to coordinate their respective development plans and to create and maintain a single worldwide safety database and shall share the results of each party's respective clinical trials in order to facilitate such development by both parties, including, when feasible, elimination of duplicative development efforts. Each party shall immediately inform the other at such time as it receives notice of any governmental or regulatory approvals and disapprovals for the Timolol Product.

                  4. Development of Preclinical Model. If the Joint Development Committee determines that a Preclinical Model is required, InSite shall use its reasonable efforts consistent with the effort that would be expended by a similarly situated company in light of the existing business opportunity, to design and develop a Preclinical Model for the Timolol Product in conformance with the Product Specifications therefor and the Joint Development Committee's annual workplans submitted hereunder. If required, the parties will work closely together in the development of the Preclinical Model and InSite shall use its reasonable efforts, consistent with the effort that would be expended by a similarly situated company in light of the existing business opportunity, to complete such Preclinical Model. In the event that InSite is unable to complete the Preclinical Model within * * * of the Effective Date, the Joint Development Committee shall meet within ten (10) days of such date and in good faith discuss the most appropriate means of proceeding. In the event the Joint Development Committee cannot agree upon the appropriate means of proceeding within ten (10) days of commencing such discussions, either party may request that InSite's Chief Executive Officer and B&L's President determine the appropriate action by mutual agreement. If such officers are unable come to an agreement within ten
(10) days, InSite may terminate this Agreement upon ten (10) days written notice. Upon such termination, all rights to the Timolol Product and DuraSite, including without limitation, all rights to the Patents and Know-How, shall revert to Insite * * *. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                  5. Acceptance of Preclinical Model. Upon completion of the Preclinical Model, InSite will submit the Preclinical Model to B&L for its evaluation. B&L shall have up to three (3) months from the date of submission of the Preclinical Model to determine whether (a) to approve the Preclinical Model as a Clinical Candidate; or (b) it desires InSite to further develop and resubmit the Preclinical Model. In the event that B&L indicates that it desires InSite to further develop and resubmit the Preclinical Model, the Joint Development Committee shall meet within ten (10) days of such date and in good faith discuss the most appropriate means of proceeding. In the event the Joint Development Committee cannot agree upon the appropriate means of proceeding within ten (10) days of commencing such discussions, either party may request that InSite's Chief Executive Officer and B&L's President resolve the matter by mutual agreement. If such officers are unable to resolve the matter within ten
(10) days, either party may terminate this Agreement upon ten (10) days written notice. Upon such termination, all rights to Timolol, the Timolol Product and DuraSite, including without limitation, all rights to the Patents and Know-How, shall revert to Insite, * * * . B&L will periodically, and in no

                                       7.

event less than monthly, provide InSite with a summary of all of the test data and other information collected during such evaluation process. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                  6. Commercial Development. Upon B&L's acceptance of the Preclinical Model as the Clinical Candidate, B&L will use its reasonable efforts consistent with the effort that would be expended by a similarly situated company in light of the existing business opportunity, to proceed with (i) completing, or arranging for the conduct and completion of, any clinical trials required to be conducted in order to obtain approval of the NDA, including, but not limited to, conducting all statistical analysis and preparation of any registration summary documents required by any regulatory authority in each country of the Territory requiring such an application as directed by the Joint Development Committee, (ii) obtaining all Regulatory Approvals and Pricing Approvals in the Territory as directed by the Joint Development Committee, and
(iii) following FDA approval of the NDA, manufacturing, commercialization, marketing and sale of the Timolol Product in the Territory, and (iv) subject to the terms and conditions of this Agreement, B&L shall use reasonable efforts to from time to time perform Market Research deemed by B&L in its reasonable discretion to be necessary or appropriate relating to the Timolol Product, or as otherwise agreed and directed by the Joint Development Committee. To the extent B&L undertakes Market Research, B&L will periodically, and in no event more than sixty (60) days after receipt of Market Research, provide InSite with a summary of all of the data and information collected through the Market Research, until filings for Regulatory Approvals in the country subject to the Market Research is made.

                  B&L shall promptly submit copies of all documentation related to each application and registration (including regulatory approvals) for review by InSite. The clinical development and testing of the Timolol Product, including without limitation, the preparation and submission of any IND in the Territory, shall be performed by the party or parties, and in the manner, designated by the Joint Development Committee. B&L and InSite shall each exercise reasonable efforts and diligence in conducting all activities with respect to the Timolol Product in accordance with each party's business, legal, medical and scientific judgment and normal practices and procedures for products with similar technical and commercial potential.

                  7. Loss of Exclusive License in Major Markets. In the event that B&L elects not to file applications for Regulatory Approval or Pricing Approval for the Timolol Product in any Major Market within six (6) months of the date the Timolol Product NDA is approved by the FDA, or fails to use reasonable efforts to cause any such applications to be approved by the necessary regulatory authorities, or fails to maintain such approvals, upon thirty (30) days advanced written notice by InSite, the license granted by InSite to B&L in Section D below shall no longer be exclusive in any country in such Major Market. In such event, the royalty paid by B&L on sales of the Timolol Product in countries within the Major Market for which the license is no longer exclusive shall continue to be calculated in accordance with Section D below; provided, however, * * *. [* INDICATES THAT MATERIAL HAS BEEN

                                       8.

OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                  8. Use of and Access to Clinicals. Notwithstanding anything else in this Agreement, InSite, may, at its option, at any time, obtain full rights to use all documentation, approvals, information and data (including, but not limited to, Market Research Summaries which shall be provided solely to the Joint Development Committee until such time as the filing for Regulatory Approval in the relevant country has been made) developed by B&L relating to the Timolol Product and InSite shall have the right to fully use and cross reference all submissions, approvals, information and data (collectively, the "Clinical Materials").

                  9. Marketing Obligations. B&L, for itself and its Affiliates, agrees:

                     a. unless otherwise requested by InSite and to the extent practicable, to place on the outside of the Timolol Product packaging and on promotional materials (in readable, non-obscured type that is of reasonable size in light of the other names and notices thereon) the DuraSite mark or logo designated by InSite, and any patent numbers or notices of InSite Patents which cover the Timolol Product sold by B&L.

                     b. to use its reasonable efforts to diligently market, sell, distribute and support the Timolol Product and to comply with good business practices and all laws and regulations relevant to the regulatory authorities in each country where the Timolol Product is sold, and to conduct its business in a manner which favorably reflects upon the Timolol Product, B&L and InSite.

                     c. to keep InSite informed as to any material problems encountered with the Timolol Product and any resolutions arrived at for those problems, and to communicate promptly to InSite any and all significant (in the reasonable, good faith judgment of B&L) modifications, design changes or improvements of the Timolol Product suggested by any customer, employee or agent.

                     d. to maintain and provide InSite with such sales and other information customarily maintained by B&L for purposes of monitoring sales progress on a country-by-country basis.

                     e. to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, including any laws or regulations relating to the export or reexport of any Proprietary Information or Timolol Product or any direct product thereof in violation of any such restrictions, laws or regulations, or, without obtaining all necessary approvals and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).



                                       9.

                     f. to immediately notify InSite of any adverse or unexpected reaction or results or any actual or potential government action relevant to the Timolol Product.

                     g. to keep for the greater of thirty-six (36) months after termination of this Agreement or the maximum period required by applicable law, records of all Timolol Product sales and customers sufficient to adequately administer a recall of the Timolol Product and to fully cooperate in any decision to recall, retrieve and/or replace such Timolol Product.

         C. Payment of Allowable Development Costs.

            1. Responsibilities and Procedures. Except as otherwise provided elsewhere in this Agreement, B&L and InSite shall bear equally all Allowable Development Costs. Not later than the beginning of each quarter, the Joint Development Committee shall establish a workplan and budget which shall allocate the tasks to be performed and the projected costs to be incurred by each of the parties during the next quarter. Each budget shall be prepared, and the expenditures necessary to carry out the tasks to be performed shall be estimated; provided that a budget and the estimated expenditures shall in no event include any costs other than Allowable Development Costs. Each party shall keep complete and accurate records (in accordance with generally accepted accounting principles) reflecting all information necessary or useful in determining its Allowable Development Costs incurred in each month and shall submit a report detailing such expenses to the other party within twenty (20) days of the end of each month (the "Report"). Within ten (10) days of the date each Report is submitted, the party with the lower actual Allowable Development Costs for the preceding month shall make a payment to the other in an amount equal to * * *, InSite's Chief Executive Officer and B&L's President shall meet to determine whether to continue the Collaborative Project, and if so, to negotiate the terms of such continuation. Within twenty (20) days of the termination of this Agreement for any reason, the parties shall each submit to the other a Report setting forth such party's Allowable Development Costs incurred since the end of the period to which the last Reconciliation Payment pertained. Notwithstanding anything contained herein to the contrary, neither party shall be required to reimburse the other for in excess of * * *. Neither party shall incur costs under Section A.2(i) other than pursuant to its customary and past practices throughout the term of this Agreement. Within ten
(10) days of the date such final Reports are submitted, * * * for such period shall make a Reconciliation Payment to the other. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            2. Payment Terms. All payments required under this Section C shall be made in United States dollars via wire transfer of same day funds to such account as shall be designated by the receiving party not later than five (5) days prior to the date such payment is due.

                                      10.

            3. Records and Audit Rights. Each party shall have the right to hire an independent certified public accountant to inspect all the above required records (who shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); provided, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than twice per year (unless a discrepancy is discovered in favor of the auditing party), and (iii) is conducted only after the audited party has been given thirty (30) days prior notice. The auditing party shall bear the full cost and expense of such audit, unless a discrepancy in excess of ten percent (10%) in favor of the auditing party is discovered, in which event the audited party shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable.

         D. License and Marketing Obligations.

            1. Exclusive License. Subject to the terms and conditions of this Agreement and during the term hereof, InSite hereby grants B&L an exclusive product license or sublicense under the Patents and unpatented Know-How to manufacture, have manufactured, use, import, sell and sublicense the Timolol Product in the Territory.

            2. Right to Sublicense. B&L shall make all payments to InSite on behalf of its Affiliates and sublicensees. In addition, B&L will cause such Affiliates or sublicensees to satisfy and honor all the obligations, limitations and restrictions of or on B&L under this Agreement.

            3. Royalties.

               a. In consideration of the rights granted above, during the Royalty Period in any country, B&L shall pay InSite royalties consisting of * *
* of Net Sales of the Timolol Product in such country. In the event that during the Royalty Period for any country, any of InSite's Patents expire or are invalidated and generic versions of the Timolol Product are being sold in such country (and such generic sales are not in contravention of any governmental, judicial or private regulatory rules, regulations, laws, orders or judgments in effect in such country), the royalty rate paid by B&L shall be reduced to * * * of Net Sales in such country. During the Secondary Royalty Period in any country, B&L shall pay InSite the following royalties on Net Sales of the Timolol Product: (i) * * * of Net Sales of the Timolol Product during the first year of the Secondary Royalty Period; (ii) * * * of Net Sales of the Timolol Product for the second year of the Secondary Royalty Period; and (iii) * * * of Net Sales of the Timolol Product during the third year of the Secondary Period and during any subsequent year in which this Agreement or any extension thereof is in effect. In addition, during the Secondary Royalty Period in any country, B&L shall pay InSite royalties of * * * of Net Sales of the Generic (as defined below) unless B&L's sale of the Generic was pursuant to the filing of an ANDA (as hereinafter defined) and without any cooperation from InSite whatsoever, in which event B&L's obligation to pay a royalty of * * * shall terminate after the passage of * * * years after the commencement of the Secondary Royalty Period. Notwithstanding anything contained

                                      11.

herein to the contrary, B&L shall not be required to pay InSite any royalty on Net Sales of the Generic after the end of the * * * year of the Secondary Royalty Period. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                  b. Notwithstanding anything in this Agreement to the contrary, if any of the Patents expire or are invalidated, or if InSite is unable or elects not to obtain a patent in such country, and generic versions of the Timolol Product are being sold in such country (and such generic sales are not in contravention of any governmental, judicial or private regulatory rules, regulations, laws, orders or judgments in effect in such country), B&L shall have the right to manufacture, use, sell and distribute a generic equivalent of the Timolol Product by either submitting and receiving approval of an abbreviated new drug application, and, with respect to countries other than the United States, the equivalent abbreviated application ("ANDA") or obtaining from InSite, if necessary, the right to supplement or amend any Regulatory Approval to introduce a generic form of the Timolol Product (the "Generic"). If B&L submits an ANDA for the Generic, it shall notify InSite in writing at least ninety (90) days prior to the date of submission and InSite shall cooperate with B&L in the preparation of such submission. Alternatively, if B&L elects to submit a supplement to the NDA with respect to the Generic, B&L may request from InSite, and InSite shall grant B&L, such specific rights to the Regulatory Approval as are necessary to enable B&L to submit such supplement to introduce and sell the Generic. If B&L elects to launch the Generic in any country prior to the end of the Royalty Period in such country, in anticipation of the entry of a third party generic competitor, the royalty due on sales of such Generic by B&L shall be * * * of Net Sales until the end of the Royalty Period. InSite hereby covenants not to sue B&L for patent infringement relating to sales of the Generic which are in accordance with this Section D.3.1(b) during the Royalty Period in such country. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                  c. Sales of the Timolol Product between or among B&L, its Affiliates and sublicensees shall not be subject to any royalty hereunder, and in such cases royalties shall be calculated upon B&L or its Affiliates' or sublicensees' Net Sales to an independent third party. B&L shall be responsible for payment of any royalty accrued on Net Sales of the Timolol Product to such independent third party through B&L's Affiliates or sublicenses. Royalties shall accrue hereunder only once in respect of the same unit of the Timolol Product.

         4. Timing of Royalty Payments; Records.

            a. Within 45 days after the end of each calendar quarter, B&L shall pay InSite the royalty payment due for such quarter in U.S. dollars. All royalty payments shall be made via wire transfer of same day funds to such account as shall be designated by InSite not

                                      12.

later than five (5) days prior to the date such payment is due. Such royalty shall be converted, where applicable, from the currency of the country in which the sale was made into U.S. dollars at the average month-end exchange rate for such quarter as calculated based on the daily exchange rates published in The Wall Street Journal.

            b. Together with each quarterly royalty payment, B&L shall submit to InSite a written accounting showing its computation of royalties due under this Agreement for such quarter. Said accounting shall set forth gross sales, Net Sales, the exchange rate applied, if any, and the total royalties due for the quarter in question.

            c. B&L shall keep full and accurate books and records reflecting the sales of the Timolol Product and the data used in arriving at Net Sales and the amount of royalties payable to InSite hereunder for no less than one year after the end of each such quarter. B&L shall permit InSite, at InSite's expense, to have such books and records examined by independent certified public accountants retained by InSite and reasonably acceptable to B&L, during regular business hours upon reasonable advance notice, but not later than one year following the rendering of any such reports, accounting and payments, and no more often than one time per year. Such independent accountants shall keep confidential any information obtained during such examination and shall report to InSite only the amounts of royalties which the independent accountant believes to be due and payable hereunder.

         E. Ownership.

            1. Ownership. As between the parties, the parties shall have the ownership rights set forth below:

               a. (i) Subject to the rights of B&L set forth in Section E.1.c., InSite shall have all right, title and interest (including all patent rights throughout the world) in any inventions, ideas or information made or conceived or reduced to practice by either InSite or B&L in the course of development of the Timolol Product hereunder which relate to the DuraSite delivery system (an "Improvement"); and (ii) subject to the rights of InSite set forth in Section E.1.d., B&L shall have all right, title and interest (including all patent rights throughout the world) in any inventions, ideas or information made or conceived or reduced to practice by either InSite or B&L in the course of development of the Timolol Product hereunder which relate to Timolol. B&L shall have the right to acquire a nonexclusive license to any such Improvement on terms reasonably agreed to by the parties.

               b. Provided, as to any inventions, ideas or proprietary information made or conceived or reduced to practice by either party prior to the Effective Date of this Agreement that relates directly or indirectly to the Timolol Product ("Precollaborative Inventions"), InSite (if such Precollaborative Invention is made, conceived or reduced to practice by B&L) or B&L (if such Precollaborative Invention is made, conceived or reduced to practice by InSite) shall have a paid-up, non-exclusive license to exploit such invention, idea or information as it relates to and solely for use with the Timolol Product and the Collaborative

                                      13.

Project. Provided, however, that neither party, as the case may be, shall use such idea, invention or proprietary information for the development or manufacture of products for any entity other than the other party or an assignee permitted under this Agreement. Such non- exclusive license shall terminate upon termination of this Agreement. Provided, that either party, as the case may be, shall be free to use for any purpose, without any accounting to the other party, any information of the types described below in Section F(i)-(iv).

               c. Provided, as to any inventions, ideas or information conceived or reduced to practice by InSite or the parties jointly in the course of development of the Timolol Product in connection with this Agreement which relates to Timolol and which may be exploited in a delivery system other than DuraSite (which are provided for in Sections E.1.d. and E.1.e., below), B&L shall have a perpetual, paid-up, exclusive right to exploit (by itself or with a third party) such invention, idea or information as it relates to Timolol for all purposes other than delivery through the DuraSite system.

               Provided further, consistent with patent law and sound patent practice, B&L in good faith will seek to separate from other patent applications any applications for any invention claiming Timolol exclusive of DuraSite. Provided, however, B&L shall not be required to take any action which would in any way detract from, jeopardize or limit any patent application resulting from the development of the Timolol Product under this Agreement. Provided, further, in the event that a patent is issued the claims of which include Timolol but do not include the DuraSite delivery system in any respect, B&L may obtain the rights to an assignment of such patent and InSite shall facilitate such assignment; in such case, B&L shall reimburse InSite for all costs and expenses associated with the preparation and prosecution of such patent application.

               d. Provided, as to any inventions, ideas or information conceived or reduced to practice by B&L or the parties jointly in the course of development of the Timolol Product in connection with this Agreement which relates to the DuraSite delivery system, InSite shall have a perpetual, paid up exclusive right to exploit (by itself or with a third party) such invention, idea or information as it relates to the DuraSite delivery system.

               Provided further, consistent with patent law and sound patent practice, InSite in good faith will seek to separate from other patent applications any applications for any invention relating to the DuraSite delivery system. Provided, however, InSite shall not be required to take any action which would in any way detract from, jeopardize or limit any patent application resulting from the development of the Timolol Product under this Agreement. Provided, further, in the event that a patent is issued the claims of which include the DuraSite delivery system, but do not include other delivery systems in any respect, InSite may obtain the rights to an assignment of such patent and B&L shall facilitate such assignment; in such case, InSite shall reimburse B&L for all costs and expenses associated with the preparation and prosecution of such patent application.


                                      14.

                    e. Provided, as to any Joint Invention relating in whole or in part to the DuraSite delivery system (with or without Timolol), InSite shall have a perpetual, paid up exclusive right to exploit (by itself or with a third party) such Joint Invention, idea or information as it relates to the DuraSite delivery system (with or without Timolol).

               2. Assignments. B&L and InSite hereby agree to make any assignments necessary to accomplish the foregoing ownership provisions. In addition, each party will have the exclusive right to, and, at its expense, the other party agrees to assist in every proper way (including, without limitation, becoming a nominal party) to evidence, record and perfect any such assignments and to apply for and obtain recordation of and from time to time enforce, maintain, and defend such proprietary right.

         F. Confidentiality. InSite and B&L shall keep any Proprietary Information or other business information provided or made available by the other party or its Affiliates hereunder confidential, and neither InSite nor B&L shall, without the prior written consent of the other party or its Affiliates, as the case may be, use (except as expressly permitted by this Agreement or for the purposes of this Agreement), or disclose to any third party, any Proprietary Information or other business information provided or made available by the other party or its Affiliates hereunder; provided, however, that the foregoing shall not apply to information which the party receiving such information can establish by written documentation to (i) have been publicly known at the time of disclosure by the other party or its Affiliates, as the case may be, (ii) have become publicly known, without fault on its part, subsequent to such disclosure, (iii) have been otherwise known by it from a source (other than the other party or its agents or Affiliates), lawfully having possession of such information, or (iv) have been developed by it or its Affiliates independently of the disclosure by the other party or its Affiliates.

               The foregoing shall not preclude the disclosure of Proprietary Information or other business information by InSite or B&L:

                    a. to its legal representatives, Affiliates, consultants, outside contractors and (if it has the right to grant the license or sublicense) its licensees and sublicensees, under like confidentiality obligations on the part of the recipients, or

                    b. to the extent required by law or regulation, provided that, to the extent reasonably possible, it shall give prompt written notice of the proposed disclosure to the other party or its Affiliates, as the case may be, so as to allow the other party or its Affiliates, as the case may be, an opportunity to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such information, or

                    c. to the extent that such information is reasonably required to be disclosed for the purpose of securing Regulatory Approval or Payment Approval or other necessary governmental authorization for the clinical testing or marketing of the Timolol Product or of prosecuting or defending litigation.


                                      15.

               Notwithstanding the foregoing, all Proprietary Information related to a matter assigned to a party hereunder pursuant to Section E shall be deemed Proprietary Information of the assignee and exceptions (i) through (iv) set forth above will not be applicable thereto.

         G. Limited Liability.

            1. Incidental and Consequential Damages. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

            2. Limited Liability. NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER.

         H. Term and Termination.

            1. Term. Unless terminated earlier as provided below or elsewhere in this Agreement, this Agreement shall have a term extending from the Effective Date to the later of: (i) the expiration of the last Patent, or (ii) ten (10) years from the date the Timolol Product was first commercially sold in the last country in which it is commercially exploited. Provided, that B&L shall have the right upon 180 days written notice to InSite, to renew the provisions of this Agreement relating to the license granted hereunder, and the payment of royalties therefor, for an unlimited number of five (5) year terms (each a "Renewal Term"). B&L shall have the right to terminate any Renewal Term upon 180 days prior written notice to InSite.

            2. Termination by Either Party for Cause. This Agreement may be terminated by either party for cause immediately upon the occurrence of any of the following events:

               a. If the other ceases to do business, or otherwise terminates its business operations;

               b. If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval which materially affects the conduct of its business in the manner contemplated by this Agreement in any Major Market Country or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days (or if the applicable authority revoking or suspending such license, registration, permit, authorization or approval does not, in its ordinary course, reinstate such license, registration, permit, authorization or approval within sixty (60) days, then the party shall exercise its diligent efforts to have such license, registration, permit, authorization or approval

                                      16.

reinstated, and so long as such party is diligently pursuing reinstatement of such license, registration, permit, authorization or approval, and it can reasonably be assumed that such license, registration, permit, authorization or approval will be reinstated in due course, then such failure to obtain reinstatement will not be grounds for termination of this Agreement (this clause applies solely on a country-by-country basis);

               c. If the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days (twenty (20) days in the case of a failure to pay any amounts due hereunder) of notice describing the breach, provided, however, that if such a cure can be achieved and the breaching party is diligently pursuing a cure, then such a breach shall not be grounds for termination of this Agreement; or

               d. If the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and twenty (120) days).

         3. Termination by Either Party for Other Reasons.

            a. In the event that either party hereto assigns any part of this Agreement, by operation of law or otherwise, except as specifically permitted under this Agreement, it shall notify the other party hereto at least thirty
(30) days prior to such assignment, and the other party shall have thirty (30) days from the date of such notice to terminate this Agreement, effective immediately upon receipt of such notice. Failure to give such notice within such thirty (30) day period shall be deemed to be a waiver of such party's termination right under this Section H.3. with respect to such assignment.

            b. B&L shall have the right to terminate this Agreement if, in the reasonable discretion of B&L, the results of Phase II clinical testing of the Timolol Product indicate that the FDA is unlikely to eventually approve the Timolol Product for marketing and sale in the United States. In the event B&L terminates this Agreement pursuant to this Section H.3.b., all rights to the Timolol Product shall revert to InSite and Insite shall be free to fully exploit, without approval or accounting, all of the information developed hereunder with respect to the Timolol Product.

         4. Effect of Termination. The following provisions shall survive the termination of this Agreement, and any extensions thereof: Sections D.3 (to the extent inventories of the Timolol Product in existence upon the date of termination are sold in any country after termination of this Agreement), E, F, H.4., I, and K.4, K.6, K.7, K.8, K.9 and K.13. Remedies for breaches will also survive. Each party will promptly return all Proprietary Information of the other (and all copies and abstracts thereof) that it is not entitled to use under the surviving terms of this Agreement. Termination of this Agreement with respect to the Timolol Product in a particular country shall have the same effect as termination of this entire Agreement, but with respect to such country only.


                                      17.

               5. Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

         I. Indemnity.

            1. Joint Indemnification Obligations. Each party shall defend, indemnify and hold the other party, any Affiliate of the other party, any officer, director or employee of such other party or of any of its Affiliates (individually, an "Exculpated Party") harmless from and against any claim, action, damage, loss, liability or expense (including, without limitation, reasonable attorneys' fees, settlement costs, litigation costs and costs on appeal regardless of outcome) ("Claims") incurred or suffered by any Exculpated Party due to: (a) the material breach of any covenant or agreement by such party; (b) any material misrepresentation or breach of warranty made by such party pursuant to this Agreement; (c) any claim arising from the gross negligence or intentional misconduct of such party; or (d) the operations or activities of such party's Affiliates, licensees or sublicensees in material contravention of the requirements of this Agreement (and such party shall terminate immediately any such sublicense where a breach of its obligations by a sublicensee cannot be readily compensated through monetary damages). In addition, B&L and InSite each specifically acknowledge and shall comply with their respective indemnification obligations set forth in that certain Manufacturing and Supply Agreement between B&L and InSite of even date herewith, which indemnification obligations are hereby incorporated by reference herein.

            2. Patent Indemnity. InSite shall defend and hold B&L and its officers, directors, agents and employees harmless from any claim or liability resulting from infringement by DuraSite of any United States patent issued as of the date of approval of the Timolol Product by the FDA for sale in the United States or, if no FDA approval is required, upon Commercial Launch in the United States, provided InSite is promptly notified in writing of any and all threats, claims and proceedings related thereto. InSite and B&L shall confer promptly (in no event more than five (5) days after receipt by either party of such threat, claim or proceeding) to discuss any such threats, claims or proceedings. InSite shall have the exclusive authority to evaluate, defend and settle such patent claim or litigation. After such discussions, InSite at its own expense and option may then (i) settle or defend such claim, (ii) procure for B&L the right to sell the Timolol Product, (iii) modify the Timolol Product to avoid infringement, (iv) request B&L to cease further sale of the Timolol Product, or
(v) do any combination of the above. B&L shall provide InSite with assistance and all relevant information necessary to pursue any such action.

            3. Notice of Claim for Indemnification. The indemnities of Sections
I.1 and I.2 above shall not apply (i) if the indemnified party fails to give the indemnifying party prompt notice of any Claim it receives and such failure materially prejudices the indemnifying party, or (ii) unless the indemnifying party is given the opportunity to approve any settlement, which approval shall not be unreasonably withheld. Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified

                                      18.

party gives the indemnifying party the opportunity to assume control of the defense or settlement. In addition, if the indemnifying party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. However, in no event shall the indemnifying party assume control of the defense of the indemnified party without the consent of the indemnified party (which consent shall be given or not at its sole discretion).

         J. Maintenance and Enforcement of Patents.

            1. Maintenance and Enforcement. InSite shall undertake and shall bear all costs of the prosecution and maintenance of the Patents in the Territory. InSite shall employ reasonable efforts to keep B&L fully and timely informed with respect to the course and conduct of patent application prosecution matters within the scope of the Patents.

            2. Termination of Prosecution or Maintenance. If InSite elects to terminate either the prosecution or maintenance of any of the Patents prior to the completion of normal prosecution before the patent examiner or prior to the end of the term for maintenance, as the case may be, it will give B&L sixty (60) days prior written notice of such election prior to any time limit on any action due. B&L, upon receipt of such notice, shall have the option to undertake the continuation of such prosecution or maintenance and InSite will transfer title to B&L for such patent application or patent.

            3. Infringement of Patents.

                a. If either party shall become aware of any infringement or threatened infringement of any Patents, including that contained in a notice provided under the 1984 Act, then the party having such knowledge shall give notice to the other within ten (10) days of becoming aware of such infringement or threatened infringement.

                b. InSite shall have the first right but not an obligation to bring an enforcement action or to take any other reasonable steps to defend the Patents against infringement and B&L shall in such event give all reasonable assistance to InSite with respect to patent and legal questions. The costs of such patent enforcement shall be borne by InSite. If InSite does not commence a particular infringement action within ninety (90) days after it has received notice of such infringement, B&L, after notifying InSite in writing, shall be entitled to bring such infringement action or other appropriate action or claim at its own expense but shall request in writing that InSite fund 50% of such expenses. If InSite declines to pursue such action or fails to respond to B&L within sixty (60) days after receipt of B&L's notice that it will do so, B&L shall have the right to undertake such action and if InSite fails to fund 50% of B&L's expenses in pursuing such action, then B&L shall be entitled to 100% of all recoveries and B&L shall no longer be required to pay royalties to InSite for the Timolol Product in the country in which such action was prosecuted. Recovery from any settlement or judgement from any such action in the Territory either pursued by InSite or co-funded by InSite shall go first to reimburse the expenses of the parties and the remainder shall be shared by the parties on a



                                      19.

50%/50% basis. Notwithstanding the foregoing, if the monetary recovery is less than the out-of-pocket expenses of InSite and B&L, reimbursement shall be on a pro rata basis, based upon cost incurred. In any event, InSite and B&L shall assist one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting party.

                c. If InSite and B&L, after consultation with each other, elect not to bring suit, individually or jointly, or if InSite and B&L, as the case may be, are/is not able to stop such infringing activities in any country, the applicable royalty for such country shall be adjusted as set forth in Section B.4.a, if at all.

         K. General.

            1. Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

            2. Dispute Resolution. Except that either party may seek equitable relief from a court, if any dispute arises between InSite and B&L with respect to the interpretation or breach of this Agreement, either party shall notify the other of the dispute in writing and shall attempt to resolve the dispute through discussions between InSite's Chief Executive Officer and B&L's President. If such officers are unable to resolve the dispute within thirty (30) days after the date written notice of the dispute is delivered, the parties shall seek to resolve the dispute by initiating an Alternative Dispute Resolution ("ADR") in which the Judicial Arbitration and Mediation Services ("JAMS"), Oakland, California shall select the mediator. Such mediator shall hold a hearing to resolve the dispute within sixty (60) days of his or her selection. The location of the hearing shall be Oakland, California. Each party may be represented by counsel and shall have the right to make a presentation of evidence at such hearing. The mediator shall render a disposition on the proposed rulings as expeditiously as possible but not later than fifteen (15) days after the conclusion of the hearing. If the parties are unable to resolve the dispute, the dispute may, upon the agreement of the parties, be settled by arbitration. If the parties agree to arbitrate the dispute, such arbitration shall take place in Alameda County, California in accordance with the then current commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction. Notwithstanding anything to the contrary nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute

                                      20.

as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary rights. Further, in the event the parties do not agree to arbitrate any dispute hereunder, either party may seek such other remedy, at law or in equity, as it may deem necessary or appropriate.

         3. Governing Law; Attorneys' Fees; Legal Actions. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, including without limitation, any arbitration, the prevailing party shall be entitled to recover costs and attorneys' fees.

         4. Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         5. Notices. Any and all notices or other communications required or permitted under this Agreement must be in written form by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service or hand delivered, and shall be deemed to have been made three (3) days after the date of mailing, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile to the address set forth below or to such other address as either party may from time to time specify in a notice to the other in the manner herein provided.

                           Bausch & Lomb Pharmaceuticals, Inc.
                           8500 Hidden River Parkway
                           Tampa, Florida  33637
                           Attn: President

         with a copy to:

                           Bausch & Lomb Incorporated
                           One Bausch & Lomb Place
                           Rochester, New York 14604
                           Attn: General Counsel

                           InSite Vision Incorporated
                           965 Atlantic Avenue
                           Alameda, CA 94501
                           Attn: Chief Executive Officer



                                      21.

         with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           2200 Geng Road
                           Two Embarcadero Place
                           Palo Alto, CA  94303
                           Attn:  J. Stephan Dolezalek, Esq.

         6. Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         7. Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         8. Relationship of Parties. The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party.

         9. Assignment. This Agreement and the rights hereunder are not transferable or assignable, except as specifically permitted in this Agreement, without the prior written consent of the parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of the assets, capital stock or business of a party, whether by sale, merger or otherwise.

         10. Publicity, Press Releases and Terms of Agreement. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that (i) no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval, and (ii) the terms of this Agreement shall be treated by each party as Proprietary Information. A press release announcing this Agreement will be jointly developed and released by the parties.

         11. Force Majeure. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations, strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

         12. Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with

                                      22.

the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.



                                      23.

                             INSITE VISION INCORPORATED




                             By:      /s/ S.K. CHANDRASEKARAN
                                 ----------------------------------

                             Name:  S. Kumar Chandrasekaran
                             Title:  Chief Executive Officer


                             BAUSCH & LOMB PHARMACEUTICALS, INC.



                             By:      /s/ ALAN P. DOZIER
                                 ----------------------------------
                             Name:  Alan P. Dozier
                             Title:    President

                                  SCHEDULE A.2

                                  HOURLY RATES

Development and Operations Personnel:
         Systems Development/Formulations/Documentation                    *
         Pharmacology/Toxicology                                           *
         Analytical Chemistry                                              *

Regulatory, Clinical and QA/QC Personnel:
         Quality Assurance                                                 *
         Quality Control/Engineering/Validation                            *
         Microbiology                                                      *
         Clinical/Regulatory Affairs                                       *

[* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                                    EXHIBIT A

                                PilaSite Patents


INSITE LICENSED PATENTS                        Patent/Application       Date      Filed/Issued/Allowed

*   J. ROBINSON, BIOADHESIVE COMPOSITION          4,615,697  P        10/07/86              1
    AND TREATMENT THEREWITH                       4,983,392  P        01/08/91              1
                                                  5,225,196  P        07/06/93              1

INSITE PATENTS

*   OPHTHALMIC SUSPENSIONS                        5,192,535  P        03/09/93              1

               STATUS OF USSN 07/544,518 AND FOREIGN COUNTERPARTS

   COUNTRY        SERIAL NO.       FILING DATE           PATENT NO.      ISSUE DATE                 STATUS

United States    07/544,518       June 27, 1990          5,192,535       March 9, 1993             Issued
*                *                *                      *               *                         *
*                *                *                      *               *                         *
New Zealand      238757           June 27, 1991          238,756         March 16, 1993            Issued
South Africa     914971           June 27, 1991          914971          September 30, 1992        Issued
*                *                *                                                                *
         *       *                *                                                                *
         *       *                *                                                                *
         *       *                *                                                                *




[* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

SUMMARY

Columbia Patents 1


USA:  USSN 551,295 filed 11/14/83    Abandoned

USA:  USSN 690,483 filed 12/20/84    US 4,615,697      issued 10/07/86      Priority: WO 84US1827; USSN 551,295

USA:  USSN 909,960 filed 09/22/86    US 4,795,436      issued 01/03/89      Priority: USSNs 551,295; 690,483

USA:  USSN 287,464 filed 12/20/88    US 4,983,392      issued 01/08/91      Priority: USSNs 551,295; 690,483; 909,960

USA:  USSN 638,184 filed 01/07/91    US 5,225,196      issued 07/06/93      Priority: USSNs 551,295; 690,483; 909,960;
                                                                                            287,464


Canada:          CA 495209 filed 11/13/85              CA 1260832 issued 09/26/89           Priority: USSN 690,483

PCT:             WO 84US1827 filed 11/09/84            WO 8502092 issued 09/26/89           Priority: USSN 551,195
                 Designated States (national):         AU, JP, US
                 Designated States (regional):         AT, BE, CH, DE, FR, GB, LU,
                                                       NL, SE

Australia:       AU 8436184 filed 11/09/84             AU 565354 issued 06/03/85            Priority: WO 84US1827; USSN 551,295

Japan:           JP 84504250 filed 11/09/84            JP 61500612 issued 04/03/86          Priority: WO 84US1827; USSN 551,295

Europe:          EP 84904286 A filed 11/09/84          EP 163696 A1 issued 11/25/92         Priority: WO 84US1827; USSN 551,295
                 Designated States: AT, BE, CH,
                 DE, FR, GB, LI, LU, NL, SE

Germany:         EP 84904286 A filed 11/09/84          DE 3485995 issued 01/07/93           Priority: WO 84US1827; USSN 551,295

Austria:         EP 84904286 A filed 11/09/84          AT 82667 issued 12/15/92             Priority: Wo 84US1827; USSN 551,295

Europe:          EP 92105052 A filed 11/09/84          EP 501523 A1 issued 09/02/92         Priority: USSN 551,295
                 Unknown-divisional of EP 84904286
                 probably

Columbia Patents 2



*            *                                         *
             *                                         *                                        *
*            *                                         *
*            *                                         *

Europe:      EP 90300327 filed 01/11/90                EP 429156 issued 05/29/91                Priority: USSN 429,770

Europe:      EP 90300340 filed 01/11/90                EP 431719 issued 06/12/91                Priority: USSN 429,755

Europe:      EP 91901558 filed 10/24/90                EP 500807 issued 09/02/92                Priority: USSNs 429,770; 429,755
             Designated States (same for all three):   AT, BE, CH, DE, DK ES, FR, GB, GR,
                                                       IT, LI, LU, NL,SE

PCT:         WO 90US6087 filed 10/24/90                WO 9106283 issued 05/16/91               Priority USSNs 429,770; 429,755
             Designated States (national):             AT, AU, BB, BG, BR, CA, CH, DE, DK,
                                                       ES, FI, GB, HU, JP, KP, KR, LK, LU,
                                                       MC, MG, MW, NL, NO, RO, SD, SE,
                                                       SU, US

             Designated States (regional):             AT, BE, CH, DE, DK, ES, FR, GB, GR,
                                                       IT, LU, NL, SE

Australia:   AU 9170331 filed 10/24/90                 AU 639,069 issued 07/15/93               Priority: 90US6087; USSNs 429,770;
                                                                                                429,755
Brazil:      BR 907807 filed 10/24/90                  BR 9007807 issued 09/29/92               Priority: 90US6087; USSNs 429,770;
                                                                                                429,755
Canada:      CA 2072148 filed 10/24/90                 CA 2072148 issued 05/01/91               Priority: USSNs 429,770; 429,755

Spain:       EP 90300340 filed 01/11/90                ES 2050096 issued 05/16/94               Priority: USSN 429,755

Finland:     FL 921932 filed 04/29/92                  FI 9201932 issued 04/29/92               Priority: US6087; USSNs 429,770;
                                                                                                429,755

Hungary:     HU 921465 filed 10/24/90                  HU 9201465 issued 07/28/92               Priority: USSNs 429,770; 429,755

Israel:      IL 96148 filed 10/29/90                   IL 964148 issued 07/18/91                Priority: USSNs 429,770; 429,755



Japan:       JP 91501917 filed 10/24/90                JP 5504338 issued 07/08/93               Priority: 90US6087; USSNs 429,770;
                                                                                                429,755

Monaco:      MC 6087 filed 10/24/90                    MC 2204 issued 11/26/94                  Priority: USSNs 429,770; 429,755

Norway:      NO 921686 filed 04/29/92                  NO 9201686 issued 04/29/92               Priority: 90US6087; USSNs 429,770;

                                                                                                429,755

Portugal:    PT 95729 filed 10/29/90                   PT 95729 issued 09/13/91                 Priority:  USSNs 429,770; 429,755

S. Africa:   ZA 908603 filed 10/26/90                  ZA 9008603 issued 08/28/91               Priority:  USSN 429,770


[* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]